Consent of Independent Registered Public Accounting Firm

Interface, Inc. Savings and Investment Plan
Atlanta, Georgia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-93679 and 333-10377) of our report dated June 28, 2011, relating to the financial statements and supplemental schedules of the Interface, Inc. Savings and Investment Plan which appears in this Form 11-K.

/s/ BDO USA, LLP

Atlanta, Georgia
June 28, 2011